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                                                                   Exhibit 21(a)

SUBSIDIARIES OF THE REGISTRANT AS OF MAY 26, 1996


                                            Jurisdiction In
                                            Which Organized
                                            ---------------

Bell Dairy Products, Inc.                   Texas
Birds Eye de Mexico, S.A. de C.V.           Mexico
Bowman Dairy Company, Inc.                  Delaware
Cream o'Weber Dairy, Inc.                   Utah
Creamland Dairies, Inc.                     New Mexico
Dean Dairy Products Company                 Pennsylvania
Dean Foods Vegetable Company                Wisconsin
Dean Milk Company, Inc.                     Kentucky
DFC Transportation Company                  Delaware
E.B.I. Foods, Ltd.                          United Kingdom
Elgin Blenders, Inc.                        Illinois
Gandy's Dairies, Inc.                       Texas
Dean Pickle and Specialty Products Company  Wisconsin
Liberty Dairy Company                       Michigan
LongLife Dairy Products Company, Inc.       Florida
McArthur Dairy, Inc.                        Florida
Mayfield Dairy Farms, Inc.                  Tennessee
Meadow Brook Dairy Company                  Pennsylvania
Ready Foods Products, Inc.                  Pennsylvania
Reiter Dairy, Inc.                          Ohio
Ryan Milk Company, Inc.                     Kentucky
STDI, Inc.                                  U.S. Virgin Islands
T.G. Lee Foods, Inc.                        Florida
Verifine Dairy Products Corporation         Wisconsin
W.B. Roddenbery Co., Inc.                   Georgia


The names of all other subsidiaries have been omitted from the above list because, when considered in the aggregate as a single subsidiary, they would not constitute a material subsidiary.

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